Exhibit R(2)

                           KBW Asset Management, Inc.

                                 Code of Ethics



General Principles

 Employees, officers and directors of KBWAM may from time to time have knowledge of present or future client transactions and, in certain circumstances, the power to influence transactions made by or for clients. If such individuals engage in personal transactions in securities that are eligible for investment by clients, these individuals could be in a position where their personal interests conflict with the interests of clients.

 KBWAM has adopted a Code of Ethics ("Code"). Its purpose is to alert the officers, directors and employees and certain affiliated persons of the Adviser of their ethical and legal responsibilities with respect to securities transactions involving (a) possible conflicts of interest with Advisory Clients or (b) the possession of material, non-public information.

  The provisions of the Code are based upon the following general fiduciary principals applicable to all investment advisers:

 o   The duty at all times to place the interest of Advisory Clients first; and

 o That all directors, officers and employees of the adviser shall become aware and maintain knowledge of and shall comply strictly with all applicable federal and state laws and regulations of any governmental agency or self regulatory organization governing his or her activities; and

o The requirement that all personal securities transactions be conducted consistent with the Code and in such a manner to avoid any actual, potential, or perceived conflict of interest or any abuse of an individual's position of trust and responsibility; and

o The fundamental standard that advisory personnel should not take inappropriate advantage of their positions.

 Furthermore, because even the appearance of impropriety could damage the reputation of KBWAM or its clients, the Code expressly prohibits Access Persons (as defined below) from engaging in certain specified activities. The Code also requires Access Persons to make certain reports concerning their personal securities transactions and the receipt of certain gifts or other benefits.

 Every Access Person is required to report any violations of KBWAM's Code of Ethics promptly to the Chief Compliance Officer.


   Definitions of Terms in the Code of Ethics

       o   "Access Person" means:
         o each director or officer of KBWAM;
         o each employee of KBWAM who, in connection with his or her regular functions or duties, makes, participates in, or obtains or has access to information regarding the purchase or sale of a security by a client, or whose functions relate to the making of any recommendations with respect to such purchases or sales;
         o any natural person in a control relationship with KBWAM who obtains or has access to information concerning recommendations made by KBWAM with respect to the purchase or sale of a security by a client; and
         o any spouse, minor child, and any relative resident in the household of a person named above.
       o "Beneficial Ownership" means a direct or indirect pecuniary interest in a security, as set forth in Section 16 of the Securities Exchange Act of 1934, as amended. A person, for example, would be deemed to have beneficial ownership of securities if he or she directly owns the securities, his or her spouse or minor children own the securities, or if such person, by contract, arrangement, understanding or relationship, has sole or shared voting or investment power over the securities held by such person.
       o "Advisory Client" means any person who has entered an Investment Advisory Contract with KBWAM.
       o "Control" means the power to exercise a controlling influence over the management or policies of a company. A person is deemed to exercise control who has a 25% or more ownership position of a company's equity securities, or otherwise controls a company as defined in Section 2(a)(9) of the Investment Company Act of 1940.
       o   "Related Security" means any security convertible within sixty (60)
           days into a Security and any future or option on the Security.
       o "Reportable Security" means a security as defined in Section 202(a)(l 8) of the Advisers Act, except that it does not include:
         o any security issued or guaranteed as to principal or interest by the U.S. Government, a U.S. government agency, or a U.S. government instrumentality;
         o any security issued by a mutual fund (other than a mutual fund advised by KBWAM or an affiliate); and
         o any money market instrument, including bankers' acceptances, certificates of deposit, and commercial paper.

Prohibitions

PROHIBITED CONDUCT

1. No Access Person, except in the course of his/her duties, shall reveal to any other person information regarding any Advisory Client or any securities transactions being considered, recommended or executed on behalf of Advisory Clients. However, this prohibition shall not prevent the recommendation of particular securities or transactions, in the ordinary course of an Access Person's duties, to other investment management professionals or potential or current clients (but only to the extent that such recommendations relate to securities or other such transactions which are the subject of a completed buy or sell program for Advisory Clients and to the extent that the interests of Advisory Clients are not otherwise detrimentally affected).

2. No Access Person shall participate in any transaction on a joint basis with any registered investment company in violation of applicable law. (For purposes of this prohibition, participation by Affiliate Accounts in a bunched trade with orders for investment company clients shall not be considered a joint transaction to the extent such bunched transaction is conducted in accordance with KBWAM's "Policies and Procedures for Allocation and Aggregation of Trades of Securities.")

3. No Access Person shall make any recommendation concerning the purchase or sale of any Security by an Advisory Client without disclosing, to the extent known, the interest of any Access Person, if any, in such Securities or the issuer thereof, including, without limitation:

          i. any direct or indirect beneficial ownership of any securities of such issuer;

          ii. any contemplated transaction by such person in such securities; and

         iii. any present or proposed relationship with such issuer or its affiliates.

4. No Access Person shall engage in Insider Trading whether for his or her own benefit or for the benefit of others.

5. No Access Person may communicate material, non-public information concerning any Security to anyone unless it is properly within his or her duties to do so and the recipient of such information is on a need to know basis.

6. No Access Person may serve as a director of a publicly held company prior to receiving approval from the Chief Compliance Officer that such service would be consistent with the interests of the Adviser's clients.

7. No Access person may receive a Gift or other item of value in excess of $250.00 from any person or entity that does, or prospectively can reasonably be expected to do, business with or on behalf of any client, unless they have received prior approval from the Chief Compliance Officer or designate.

8. No Access Person may execute a transaction for any account in which they have direct or indirect control or a beneficial interest unless they obtained the approval of the Pre-clearance Officer prior to the purchase or sale of any Financial Services Security or Non-Financial Services Security unless such transaction is subject to an exemption listed under the Pre-clearance Exemption section below. Pre-clearance requests must be submitted on an Employee Investment Request Form to the Pre-clearance Officer. Approval to purchase or sell a particular Security (either Financial Services Security or Non-Financial Services Security) shall be valid only on the date the Pre-clearance Officer grants such approval (unless otherwise specified on the pre-clearance form by the Compliance Officer).

Pre-clearance is not required if the Access Person's trades can be bunched with the client's transaction in accordance with the Adviser's Policies and Procedures for Allocation and Aggregation of Trades of Securities. However, no Access Person may receive any fill on their bunched orders until 50% of all the clients orders have been filled. For all other transaction, the Pre-clearance Officer shall withhold Pre-clearance until all of the client's orders have been filled.

9. No Access Person may acquire an unregistered Security issued in a private placement without the prior written approval of the Compliance Officer. Under normal circumstances, such approval will not be withheld if the Access Person demonstrates in writing that: (1) the investment is not suitable for one or more client accounts; (2) the investment opportunity was unique to the individual circumstances of the Access Person; (3) the investment did not involve employment with the Adviser as a consideration for the offer; (4) no overreaching would or could occur; and/or (5) the order was part of a bunched trade with client accounts. Access Persons who have been authorized to acquire securities in a private placement must disclose such investment to the Compliance Officer when such Access Person participates in any way in any subsequent consideration of any investment in the issuer by an Advisory Client. The decision to purchase securities of the issuer for an Advisory Client shall be subject to an independent review by the Compliance Officer. It is furthermore the duty of Access Person to notify the Compliance Officer if he/she becomes aware that the private company plans to go public, so that the investment may be re-evaluated at that time.

10. No Access Person may purchase and voluntarily sell the same (or equivalent) Securities of the same issuer within (i) 14 days for Securities currently not held by Advisory Clients and (ii) 30 days for Securities held by Advisory Clients (a "Short-Term Transaction"). Any Short-Term Transaction will result in disgorgement proceedings for any profits received in connection with such transaction by such Access Person; provided, however, that no disgorgement will be required where the Short-Term Transaction was executed (i) in conjunction with a similar Short-Term Transaction for Advisory Clients or (ii) with the prior written approval of the Compliance Officer. Under normal circumstances, such approval will not be withheld if the Advisory Person demonstrates in writing the exceptional circumstances, which would support such finding. For purposes of determining the length of a holding period required by this provision, the period of time for which an option with respect to the Security is held shall be included in the calculation.

11. No Access Person shall purchase for an Affiliate Account any Security, which is being offered as part of an Initial Public Offering of Securities. This prohibition does not apply to an issuance of rights on a pro rata basis to all shareholders, policyholders or depositors of an issuer. For example, it does not apply to Securities offered by savings and loan institutions or insurance companies to policy holders or depositors in connection with conversions from mutual to stock ownership.


Pre-Clearance of Securities Trades

PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

PRE-CLEARANCE EXEMPTIONS

   The following transactions do not require pre-clearance:

     1. Purchase or sales affected in any account over which the Access Person has no direct or indirect influence or control.

     2. Purchases or sales which are non-volitional on the part of the Access Person, such as in a discretionary account.

     3. Purchases or sales of Securities which are part of an automatic dividend reinvestment plan.

     4. Purchases of Securities effected upon the exercise of rights issued by an issuer on a pro rata basis to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     5. Purchases or sales which occur in a bunched trade with client orders or otherwise in accordance with the Adviser's Policies and Procedures for Allocation and Aggregation of Trades of Securities.

Certification

All Supervised Persons will be provided with a copy of the Code of Ethics and any amendments. Each supervised person must acknowledge receipt of the Code of Ethics. Such acknowledgment shall be made on the Code of Ethics
Acknowledgement Form initially and on an annual basis thereafter.

Reporting Requirements - Holdings Reports and Transaction Reports

              Holdings Reports. Each Access Person shall submit a list of current securities holdings for each security in which the Access Person has any direct or indirect beneficial ownership. The Report must be submitted to the Chief Compliance Officer.

              Content of Holdings Report. The Holdings Report Form filed pursuant to this section shall contain the following information:

              o  Name of the Access Person making the report;
              o  Date report is submitted;
              o  Title and type of security;
              o  As applicable, the exchange ticker symbol or CUSIP number;
              o  Number of shares;
              o  Principal amount of each reportable security;
              o Name of the broker, dealer or bank where an account is maintained in which any securities are held for the access person's direct benefit.
              o Securities acquired in a private placement should also be included.

              Timing of Holdings Reports. Each access person must submit a holdings report:

              o No later than 10 days after becoming an access person. The information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

              o Annually. The information must be current, no more than 45 days prior to the date the report was submitted.

              Transaction Reports. Access persons must submit to the Chief Compliance Officer quarterly securities transactions reports that meet the following requirements:

              Content of transaction reports. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

              o  Name of the Access Person making the report;
              o  Date report is submitted;
              o  Date of transaction;
              o  Title of security;
              o  As applicable, the exchange ticker symbol or CUSIP number;
              o  Interest date and maturity date;
              o  Number of shares;
              o  Principal amount of each reportable security;
              o Nature of the transaction (i.e. purchase, sale or other type of acquisition or disposition);
              o The price of the security at which the transaction was effected; and
              o The name of the broker, dealer or bank with or through which the transaction was effected.
              o  Securities acquired in a private placement.

            Timing of transaction reports. Each access person must submit a transaction report no later than 30 days after the end of each calendar quarter. This report must cover all transactions during the quarter. The transaction report is not required if an investment adviser requires access persons to have their brokers send duplicate confirmations and statements to the adviser. It is KBWAM's policy that all access persons forward duplicate confirmations and statements to KBWAM.


Reportable Securities

Access persons must submit holdings and transaction reports for "reportable securities" in which the access person has, or acquires, any direct or indirect beneficial ownership.

Rule 204A-1 treats all securities as reportable securities. There are five exceptions:

              o Transactions and holdings in direct obligations of the Government of the United States.
              o Money market instruments -- bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.
              o  Shares of money market funds.
              o Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.
              o  Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated
                 mutual funds.

 Exceptions from reporting requirements. An Access Person is not required to submit the following:

              o Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;
              o A transaction report with respect to transactions effected pursuant to an automatic investment plan;
              o A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that you hold in your records so long as you receive the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Broker-Dealer Confirmations and Account Statements
Each employee who opens an account at a broker-dealer or other financial institution shall:
              o immediately notify the Chief Compliance Officer prior to the opening of such account; and
              o send a Broker Confirmation Letter to each such broker-dealer or other financial institution directing them to provide KBWAM with a duplicate copy of each confirmation and periodic account statement issued.

 Certification

   Every Access Person shall certify on an annual basis that he or she has:

              1. complied with these Procedures;
              2. read and understands these Procedures; and
              3. disclosed, pre-cleared (if applicable) and reported all transactions in Securities consistent with the requirements of these Procedures.

 Review

              o Periodic Review. The Chief Compliance Officer shall review and compare all reported transactions in Securities with:
                o the transactions of the Access Person indicated on his or her confirmations and account statements; and
                o  the transactions of clients of KBWAM.
              o Suspected Violations. If the Chief Compliance Officer suspects that an Access Person has violated these Procedures, he or she shall investigate the alleged violation, and, as a part of that investigation, allow the Access Person an opportunity to explain why the violation occurred or did not occur.
              o Violation Report. If the Chief Compliance Officer concludes that an Access Person has violated these Procedures, he or she shall submit a report of such violation, his or her investigation of such violation, and his or her recommendation on what steps should be taken to address such violation, including recommending sanctions against the violator.